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                                                       U. S. SECURITIES AND EXCHANGE COMMISSION
FORM 5
[  ] Check box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.                   Washington, D.C. 20549
     See instruction 1(b).
[  ] Form 3 Holdings Reported.                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[  ] Form 4 Transactions Reported.
                              Filed pursuant to Section 16(a) of  the Securities Exchange Act of  1934, Section 17(a) of the Public
                                   Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of           2. Issuer Name and Ticker or Trading Symbol               6.  Relationship of Reporting Person to
   Reporting Person*                                                                           Issuer (Check all applicable)
                                 Universal Money Centers, Inc.
                                                                                           X   Director        ___ 10% Owner
                                                                                          ---
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(Last)   (First)   (Middle)      3. IRS or Social Security    4.  Statement for          ___   Officer        ___ Other
                                    Number of Reporting            Month/Year                  (give title        (specify
Sperry, Jeffrey M.                  Person (Voluntary)        1/31/99                           below)             below)
-------------------------------                               ----------------------------------------------------------------------

          (Street)                                            5.  If Amendment, Date of   7. Individual or Joint/Group Filing
                                                                  Original (Month/Year       (Check applicable line)
                                                                                           X   Form filed by One Reporting
c/o Robert Cohn Associates                                                                ---  Person
                                                                                          ___  Form filed by More than One
255 Washington Avenue                                                                          Reporting Person
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(City)    (State)    (Zip)              Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned.

Albany, New York   12205
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

1. Title of Security     2.  Trans-     3.  Trans-     4.  Securities Acquired (A)  5. Amount of      6.  Ownership   7.  Nature of
   (Instr. 3)                action         action         or Disposed of (D)          Securities         Form:           Indirect
                             date:          Code           (Instr. 3, 4 and 5)         Beneficially       Direct          Beneficial
                             (Month/        (Instr. 8)                                 Owned at           (D) or          Ownership
                             Day/                                                      End of Issuer's    Indirect        (Instr. 4)
                             Year)                                                     Fiscal Year.       (I)
                                                                                       (Instr. 3          (Instr. 4)
                                                                                       and 4)
                                                       -------------------------

                                                       Amount   (A) or   Price
                                                                (D)
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Common Stock             4/27/89        P              18,750    A      $0.08
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Common Stock             6/5/90         A             100,000    A
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Common Stock             1/31/92        P               5,800    A      $0.08
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Common Stock             1995           G                 250    A
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Common Stock             1995           P                 200    A      $0.50
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Common Stock             9/22/95        A             100,000    A
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Common Stock             2/13/96        A              25,000    A                  250,000           D
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* If the Form is filed by more than one Reporting Person, see instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                         (Print or Type Responses)                Page 1 of 2


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FORM 5 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

1.Title of   2.Conver-  3.Trans-  4.Transac-  5.Number of  6.Date        7.Title      8.Price of   9.Number    10.Owner-   11.Nature
  Derivative   sion or    action    tion Code   Derivative   Exercisable   and Amount   Derivative   of Deriv-    ship        of In-
  Security     Exercise   Date      (Instr. 8)  Securities   and           of           Security     ative        Form of     direct
  (Inst. 3)    Price of   (Month/               Acquired     Expiration    Underlying   (Instr. 5)   Securities   Deriv-      Bene-
               Deriv-     Day/                  (A) or       Date          Securities                Beneficial-  ative       ficial
               ative      Year)                 Disposed     (Month/Day/   (Instr. 3                 ly Owned at  Security;   Owner-
               Security                         of (D)       Year)         and 4)                    End of       Direct      ship
                                                (Instr.3,                                            Month        (D) or      (Instr
                                                4, and 5)                                            (Instr. 4)   Indirect     4)
                                                                                                                  (I)
                                                                                                                  (Instr. 4)
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                                              (A) (D) Date    Expira-   Title  Amount or
                                                      Exer-   tion Date        Number of
                                                      cisable                  Shares

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   Explanation of Responses:  Due to serious financial problems,  the Issuer has not filed  periodic  reports with the Securities and Exchange  Commission  (the "SEC")  under the  Securities  Exchange Act of 1934,  as amended (the  "Exchange Act") since April
30, 1987.  During this period,  Jeffrey M. Sperry, a director of the Issuer, did not file reports with the SEC under  Section  16 of the Exchange Act. The Issuer and Mr. Sperry  are  filing reports under the Exchange Act on this date in order to  bring  their reports up-to-date.




                                                                       /s/ Jeffrey M. Sperry                  April 26, 1999
                                                                       -----------------------------------    ----------------
                                                                       ** Jeffrey M. Sperry                   Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                                                                         Page 2 of 2

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